UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( )  Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See instructions 1(b)

( )  Form 3 Holdings Reported

( )  Form 4 Holdings Reported

1. Name and Address of Reporting Person
   Skipper, Samuel M.
   2020 S. Piney Point
   Houston, Texas 77024

2. Issuer Name and Ticker or Trading Symbol
   Vector Energy Corporation
   VECT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4.	Statement for Month/Year
   April, 2000

5. If Amendment, Date of Original (Month/Year)

6.	Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director   ( ) 10% Owner   (X) Officer (give title below)   ( ) Other
   (specify below)
   Chief Executive Officer, Chairman of the Board

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities Bene- |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  ficially Owned   |(D)or |                           |
                           |      |      |                  | A/|           |  at End of Issuers|Indir |                           |
                           | Date | Code |    Amount        | D |    Price  |  Fiscal Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |      |                  |    |          |   1,630,017       |   D  |                           |
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___________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative|2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number     |10.|11.Nature of|
  Security           |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva    |Dir|Indirect    |
                     |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive         |ect|Beneficial  |
                     |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities   |(D)|Ownership   |
                     |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi       |or |            |
                     |Deriva- |     |      |               |Date |Expir|                    |       |ficially     |Ind|            |
                     |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at     |ire|            |
                     |Secu    |     |      |           | D |cisa-|Date |   of Shares        |       |End of issuer|ct |            |
                     |rity    |Date | Code |  Amount   |   |ble  |     |                    |       |Fiscal Year  |(I)|            |
___________________________________________________________________________________________________________________________________
Non-Qualified Stock  |  0.50  |3/2/ |  A   |  500,000  | A |4/1/ |3/2/ |Common Stock        |  (1)  | 500,000     |D  |            |
Option (Right to Buy |        |00   |      |           |   |00   |05   |                    |       |             |   |            |
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
Explanation of Responses:

(1) Issued as Incentive

SIGNATURE OF REPORTING PERSON

/s/ Samuel M. Skipper
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DATE

August 14, 2000
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